EXHIBIT 99.1

Westmoreland Coal Company (719) 442-2600 - Telephone (719) 448-5825 - Fax	2 N. Cascade Ave., 14th Floor Colorado Springs, CO 80903

Westmoreland Coal Company
Announces Refinancing of ROVA Power Project,
Proposed Refinancing of Mining Subsidiary Debt and
Updates Status of Financial Statement Restatement

Colorado Springs, CO – February 12, 2008 — Westmoreland Coal Company (AMEX:WLB) announced today that it has finalized and signed an agreement to refinance its wholly-owned Roanoke Valley Energy Project (“ROVA”), Units 1& II. The new financing arrangement with Prudential Capital Group optimizes the debt structure of the project, consolidates the 2006 acquisition debt into the ROVA project debt, eliminates the need for ROVA to renew approximately $37 million in letters of credit and significantly reduces associated cash collateral requirements. The transaction is expected to close in approximately 30 days.

The ROVA project was co-developed by Westmoreland and was put into commercial operation in the mid-1990‘s. It became solely owned by Westmoreland in June 2006. The project consists of two coal-fired units which employ state-of-the-art pollution control equipment. Both units sell electricity to Dominion North Carolina Power under long-term power purchase agreements.

“This transaction was a challenging and complex restructuring,” said Ric Abel, Managing Director, Electric Finance Group, Prudential Capital Group. “Our experience in structuring project finance transactions enabled us to assist the Company in meeting the project’s goals of lessening cash collateral requirements, providing liquidity and greatly streamlining administrative burdens.”

The Company also announced that it has engaged a financial advisor and placement agent to assist with the refinancing of the existing debt of Westmoreland Mining LLC (“WML”). The Company will be seeking to better match WML’s debt amortization payments with cash flows and permit WML to make the capital investments necessary to meet customer requirements. The Company is also negotiating with an investor to set up a credit facility to provide adequate liquidity to the Company until such time as the refinancing can be completed.

As previously announced, the Company is in the process of restating its financial statements and related financial information for the years ended December 31, 2006, 2005 and 2004 contained in its 2006 Annual Report on Form 10-K as well as the quarters ended March 31, 2007 and June 30, 2007 reported on the Company’s Quarterly Reports on Form 10-Q. The Company has not yet reported its financial results for the quarter ended September 30, 2007 due to the pending restatements. The restatements are to correct an error in the computation of post-retirement medical benefit liabilities. The Company now believes that it has substantially completed its review and restatement process and expects to file its restated financial results and the Form 10-Q for the quarter ended September 30, 2007 by mid-March. The Company is applying to the AMEX for an appropriate extension to the deadline for filing its third quarter Form 10-Q. When the statements are filed with the SEC, the Company will hold a conference call with shareholders to discuss results in more detail.

Keith E. Alessi, Westmoreland’s President and Chief Executive Officer, stated: “The restatement process has taken longer than we originally anticipated due to the necessity to review, in excruciating detail, literally hundreds of employee files. The review required involvement of actuaries, lawyers and auditors, further lengthening the process. The population of retirees omitted from census data used to calculate the liability grew from the 131 identified in September, 2007 to 156 at the time of our Form 12b-25 filing reported in November, 2007. At that time we estimated the range of the understatement to be $50 to $55 million. We ultimately identified 181 total retirees and currently estimate the understatement of liability to be approximately $59 million.

The restatement of our retiree medical liability delayed the finalization of our third quarter financial results and the proposed rights offering which our shareholders approved in August, 2007. Since that time there have been some significant changes in our business. We have refined our strategic plan to concentrate on our core competency, coal mining. Towards that end we acquired 100% ownership of the Absaloka mine, divested our power operations and maintenance workforce and have instituted significant overhead reduction measures.

Because the restatement took significant time to complete, we were able to continue to evaluate our liquidity needs in light of changes in our business. It made sense for us to review our entire capital structure rather than to focus just on equity.

With the ROVA refinancing, the Company was looking to redeploy the significant cash reserves of the project to more productive uses, and reduce its lender group, which was accomplished.

Refinancing our existing mining operation debt, if successful, will accomplish several other important goals.

First of all, we are seeking to better match debt amortization with our projected cash flows. Our existing debt facilities (which were structured at the time at which we acquired our mines) require significant principal payments over the next several years. This comes at a time when we need to make substantial capital investments at the mines in order to satisfy customer needs. Over the last year we have successfully renegotiated several of our long-term coal sales contracts, particularly at the Jewett and Rosebud mines. Over 78% of our coal tons are now, or will be sold under cost-plus terms or other provisions to cover inflation in diesel, electricity and other commodity costs. This provides for predictability of earnings and cash flow, now and in the future. Due to this predictability we believe that we will be able to obtain amortization terms more consistent with our cash flows.

Secondly, we are seeking additional flexibility and liquidity to satisfy our business needs. We believe that our financial projections for WML, which are based upon our contractual arrangements with customers, will enable WML to carry debt facilities of a size necessary to accomplish this goal.

Depending upon the ultimate size and terms of the proposed refinancing we will evaluate the need for a rights offering or an equity investment. While we cannot guarantee any of the outcomes, we believe that these comprehensive financial initiatives as well as our strategic focus better serve both our immediate and long-term business needs. If we ultimately decide that we need to proceed with either a rights offering or an equity investment, I would anticipate that it would be on terms more in line with current market conditions versus what was contemplated in August, 2007.

I am proud of the work that our team has accomplished over the past months under difficult circumstances. We have successfully refocused the business, acquired the 100% interest in the Absaloka mine, renegotiated several long-term supply contracts, divested our power service and maintenance operation, standardized operational and financial reporting systems, and greatly reduced corporate headcount and overhead. While doing this we have maintained an excellent safety record, something that we are most proud of.”

Westmoreland Coal Company is the oldest independent coal company in the United States and a developer of highly clean and efficient independent power projects. The Company’s coal operations include coal mining in the Powder River Basin in Montana and lignite mining operations in Montana, North Dakota and Texas. Its current power operations include ownership of the two-unit ROVA coal-fired power plant in North Carolina and an interest in a natural gas-fired power plant in Colorado. Westmoreland is dedicated to meeting America’s dual goals of low-cost power and a clean environment. For more information visit www.westmoreland.com.

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Contact: Diane Jones   (719) 442-2600